Exhibit 99.1

Martin Friedman Joins Access National Board of Directors

RESTON, Va.--(BUSINESS WIRE)--September 22, 2009--Access National Corporation (NASDAQ:ANCX), holding company for Access National Bank, announced today that Martin Friedman has been appointed to its Board of Directors effective today, September 22, 2009. Mr. Friedman was also appointed to the Board of Access National Bank (the “Bank”) and will serve on the Bank’s Loan Committee.

Martin Friedman is co-founder and CEO of FJ Capital Management, an investment fund firm based in Arlington, Virginia with a focus on financial institutions and small/mid cap banks and thrifts. He was previously Director of Research for Friedman, Billings, Ramsey from 1998 to 2007. Prior to that, Mr. Friedman was a securities analyst with an expertise in financial institutions. Mr. Friedman holds a Bachelor of Science degree in Finance from the University of Maryland.

Mr. Friedman will be compensated for his services as a Director in the same manner as other non-employee Directors. The cash compensation includes a prorated portion of the $36,000 annual retainer. Mr. Friedman is also eligible to receive incentive awards determined by, and in the discretion of, the Board’s Compensation Committee.

“We are fortunate to gain such an experienced business and investment professional,” said CEO Mike Clarke. “His extensive research and analytical experience will be an asset to our Board and we look forward to his favorable impact on the leadership of our business.”

Access National Corporation is the parent company of Access National Bank, an independent nationally chartered bank. The Bank, established in December 1999, serves the business community in the greater DC Metropolitan area. Its wholly owned subsidiary, Access National Mortgage Corporation, provides residential mortgage loans to bank clients and consumers in the same area and other select markets. Additional information is available on its website at www.AccessNationalBank.com. The shares of Access National Corporation are traded on the NASDAQ Global Market under the symbol "ANCX".

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements may be identified as “may”, “could”, “expect”, “believe”, anticipate”, “intend”, “plan” or variations thereof. These forward-looking statements may contain information related to those matters such as the Company’s intent, belief, or expectation with respect to matters such as financial performance. Such statements are necessarily based on assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond control of the company. Such risks and uncertainties could cause the actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of certain risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K and other SEC filings.

CONTACT:
Access National Corporation
Michael Clarke, 703-871-2100